                                                          Exhibit (10)(iii)(A)35



                              EMPLOYMENT AGREEMENT

This Agreement, effective December 1, 2000, by and between David Dorman ("Executive") and AT&T Corp., a New York Corporation with its principal place of business at 295 N. Maple Avenue, Basking Ridge New Jersey ("Company") (collectively "the Parties"):

WHEREAS, Executive seeks employment with the Company; and

WHEREAS, the Company seeks to secure Executive's services on the terms provided herein;

NOW THEREFORE, in consideration of the mutual covenants set forth below, the Parties agree as follows:

Term of Employment. Effective December 1, 2000 ("Effective Date"), the Company will hire Executive on a full time basis to render exclusive services to the Company and its affiliates under the terms set forth in this Agreement. The Executive accepts this employment and will render services as required by the Company using the Executive's best efforts and will report to the Company's Chief Executive Officer ("CEO"). Employment under this Agreement shall terminate December 31, 2002; provided, however, that on December 31, 2002, and on each December 31 thereafter ("Extension Date"), Employment under this Agreement shall extend automatically for one additional year unless either the Company or the Executive provides the other written notice of its or his desire to terminate the Agreement no less than sixty (60) days prior to the Extension Date.

Title of Executive. At Effective Date, Executive's title shall be President of AT&T Corp. In the event that AT&T Wireless and AT&T Broadband become independent companies from the entity referred to on Effective Date as AT&T Corp., then Executive's title shall become President and Chief Operating Officer of AT&T Corp.'s remaining business units. For purposes of this paragraph, "independent companies" shall mean that AT&T Wireless and AT&T Broadband have undergone a divestiture from AT&T Corp. and are no longer subject to ownership or control by AT&T Corp.

Compensation and Benefits.

Base Salary. The Executive shall receive salary compensation ("Base Salary") from the Company in payment for all of Executive's services under this Agreement at an annual rate of Nine Hundred Fifty Thousand ($950,000.00) dollars per year, subject to review by the Company's compensation committee on an annual basis with regard to the possibility of an increase in Base Salary. The Company shall pay Executive the Base Salary in monthly installments.

Annual Bonus. The Annual Bonus ("Annual Bonus") for Company executives is based on measures of Company and individual performance. The Company makes no representations under the terms of this Agreement regarding criteria for or amounts of bonuses paid during the term of this Agreement. However, Executive shall be entitled to receive an annual bonus during the term of this Agreement under the same terms and conditions of other Company executives. The target amount for Executive's Annual Bonus shall be one hundred percent of base salary,

Nine Hundred Fifty Thousand ($950,000.00) Dollars, subject to review by the Company's compensation committee on an annual basis with regard to the possibility of an increased Annual Bonus. Executive shall become eligible for a bonus under this paragraph beginning in 2002 for performance year 2001 and for each March thereafter during the term of this Agreement.

AT&T Long Term Incentive Compensation. All compensation under this Paragraph 4 shall be subject to the terms of the AT&T 1997 Long Term Incentive Program and the AT&T Non-Competition Guideline, attached to this Agreement as Attachments A and B, respectively.

2000 AT&T Performance Shares. On the Effective Date, Company will grant Executive Fifty Thousand Five Hundred (50,500) AT&T Performance Shares covering the 2000-2002 performance period. Payment for Performance Shares awarded under this paragraph 4(a) are contingent upon the Company's attainment of financial performance measurements determined by the Company's Board of Directors. Payout, if any, for shares awarded under this paragraph shall be made during the first quarter of 2003 or as otherwise determined by the Company's Board of Directors.

2000 AT&T Stock Options. On the Effective Date, Company will grant Executive options for Three Hundred Fifty Six Thousand Seven Hundred (356,700) shares of AT&T Common Stock. For stock options granted under this paragraph 4(b), the term of the stock option grant is ten years and the stock options will vest Twenty-Five percent (25%) annually beginning on the first anniversary of Effective Date. The stock option price shall be Nineteen and 7813/10000 Dollars ($19.7813) per share, the fair market value of AT&T Common Stock on December 1, 2000.

2001 Long Term Incentive Grants. In 2001, the Company shall make a grant to Executive of a long term incentive award as determined by the Company's Board of Directors valued at Nine Million Five Hundred Thousand Dollars ($9,500,000.00). Executive's award shall be issued at the same time, valued in the same manner, and contain the same components in the same ratio as the awards made to other members of the Operations Group. The valuation and conditions of payment for Executive's award under this paragraph 4(c) shall be determined by the Company's Board of Directors at the time such award is made to Executive and other members of the Operations Group.

Special Retention Bonus. The Company shall issue Executive in 2001 a Special Retention Bonus of Restricted Stock Units equal at the time issued to an amount four times Executive's Base Salary as defined in paragraph 3(a) of this Agreement or Three Million Eight Hundred Thousand Dollars ($3,800,000.00). Restricted Stock Units issued to Executive under this paragraph 4(d) are subject to the vesting provisions and all other conditions applicable to other members of the Company's Operations Group, as will be determined by the Company's Board of Directors in January 2001.

Special Stock Option Grant. If AT&T Corp. issues a separate stock tracking the performance of AT&T Consumer Services ("Consumer Tracking Stock"), then Executive shall receive a stock option grant for Consumer Tracking Stock in an amount that, based on ratio of tracking stock to Long Term Incentive payments, is consistent with Consumer Tracking Stock provided to the CEO and other members of the Company's Operations Group and subject to the same terms as any stock option grant for Consumer Tracking Stock made to the Company's CEO and Operations Group.

Restitution for Concert Forfeitures. In order to address certain forfeitures associated with Executive leaving Concert, and to incent Executive to join the Company, Executive will be provided with the following incentive compensation. The AT&T Non-Competition Guideline shall be applicable to all compensation awarded to Executive under this paragraph 5, except that Executive shall be prohibited from engaging in Competitive Activity, as that term in defined in the Non-Competition Guideline, for one (1) year for purposes of compensation under this paragraph 5. Any payment to Executive by the Company made under this paragraph 5 shall be reduced by the amount of the payment, if any, made to Executive by Concert for any item set forth in this paragraph.

March 2001 Bonus. The Company shall pay Executive in or about March 2001 a bonus for performance year 2000 in the amount of Eight Hundred Thousand Dollars ($800,000.00). To the extent that Executive would have received more than this amount from Concert Global Networks USA L.L.C. ("Concert") for performance during 2000, then the Company shall pay Executive the amount he would have received from Concert had he remained employed at Concert through March 2001.

Restricted Shares. On the Effective Date, the Company shall award the Executive a one-time award of Thirty Five Thousand Nine Hundred Fifty-Six (35,956) Restricted Shares to vest on April 1, 2002. Restricted Shares awarded under this paragraph 5(b) shall replace phantom restricted stock units of the Company and British Telecommunications P.L.C. ("BT") granted on April 1, 1999 according to the terms of the offer letter given to Executive at the outset of his employment with the global venture between the Company and BT later referred to as Concert (the "Concert Offer Letter"). The Concert Offer Letter is attached to this Agreement as Attachment C.

Special Deferral Account. The Company shall be responsible for Concert's 2000 payment of Five Hundred Thousand Dollars ($500,000.00), with interest credited effective April 1, 2000, to Executive under the terms of Concert's retention package applicable to Executive. Concert's payment under this paragraph 5(c) shall be placed by the Company into a deferral account ("Special Deferral Account") previously established and containing the Company's 1999 payment of Five Hundred Thousand Dollars ($500,000.00) made on Executive's behalf per the terms of the Concert Offer Letter. On April 1, 2001, the Company shall place an additional Five Hundred Thousand Dollars ($500,000.00) in the Special Deferral Account. The terms and conditions of the original payment made in 1999, including the interest amount, shall continue for the original payment and the payments made under this paragraph 5(c).

Conversion of Concert Long Term Incentive Program. The Company shall pay Executive under this paragraph 5(d) as follows in lieu of amounts Executive would have been entitled to receive under Concert's Long Term Incentive Program:
(i) on Effective Date, the Company shall provide to Executive Five Hundred Forty Thousand Five Hundred Forty (540,540) Restricted Shares to vest on April 1, 2002; and (ii) a cash payment in April 2003 in the amount of Three Million Eighty Thousand Dollars ($3,080,000.00). The cash payment outlined in this paragraph 5(d) is subject to Executive's employment through December 31, 2002, subject to Paragraph 14 relating to Company Initiated Termination or Good Reason Termination. If Executive wishes to make an election under Section 83(b) for payments made to him under this paragraph 5(d), then the Company will loan Executive Three Million, Seven Hundred Ninety Thousand, Five Hundred Twenty and 99/100 Dollars ($3,790,520.99) for Executive to pay federal and state taxes, with an additional loan to Executive in April 2001 for the payment of any additional federal taxes resulting from this election; provided, however, that Executive shall repay the Company the full amount of the loans by December 31, 2002. Interest on the loan under this paragraph for the payment of taxes shall be forgiven by the Company; provided, however, that the short-term interest rate set forth in Section 1274(d) of the United States Internal Revenue Code shall be in effect for each month in which there is an unpaid balance on this loan and this interest rate shall result in imputed income to Executive. Taxes for such imputed income are payable by Executive.

Point Cast Stock Price Indemnification Payment. The Company shall not be responsible for the Point Cast stock price indemnification payment of One Million Four Hundred Thousand Dollars ($1,400,000.00).

Repayment of Outstanding Loan. On January 2, 2001, the Company shall demand repayment of a loan made to Executive on or about March 19, 1999 in the amount of Two Million Dollars ($2,000,000.00). The interest on this loan is forgiven by the Company; provided, however, that the interest on this loan from the inception of this loan through December 31, 2000 shall be imputed income to Executive for 2000 and Executive agrees that the taxes on the forgiven interest shall be his responsibility. The interest on this loan for January 1 and 2, 2001 shall be imputed income to the Executive for 2001 and shall be his responsibility. The interest rate for this loan shall be the short-term interest rate set forth in Section 1274(d) of the United States Internal Revenue Code.

Company Issuance of New Loan. On January 2, 2001, the Company shall issue a loan to Executive in the amount of Two Million Dollars ($2,000,000.00). The Company shall forgive all interest charges on the loan under this paragraph; provided, however, that the short-term interest rate set forth under Section 1274(d) of the United States Internal Revenue Code shall be in effect for each month in which there is an unpaid balance on this loan and this interest rate shall result in imputed income to Executive and the taxes on this imputed income are payable by Executive. Executive shall repay the Company for this loan in full on April 1, 2002.

Other Compensation.

Perquisites. During Executive's employment under this Agreement, the Company shall provide Executive with the perquisites of employment as are commonly provided to other Company executives and shall reimburse Executive for reasonable and necessary business expenses.

Benefits. During Executive's employment under this Agreement, the Company shall provide to Executive coverage under benefit programs in accordance with those Executive, mid-career hire and Senior Management benefit plans as are generally made available to other Company executives.

Attachment D outlines the benefits available on the Effective Date. The Company reserves the right to modify and/or eliminate any benefit plan applicable to Executive; provided, however, that any modification or deletion of a benefit plan shall not affect Executive to any greater or lesser extent than any other Company executive.

Special Temporary Living Allowance. Executive shall work in Atlanta, Georgia through December 31, 2000 and in New Jersey thereafter. Executive's travel between Atlanta, Georgia and New Jersey for December 2000 shall be reimbursed as a business expense. Beginning January 1, 2001 and continuing until Executive moves his residence to the New Jersey area, the Company shall pay Executive Six Thousand Dollars ($6,000.00) per month as a Special Temporary Living Allowance to compensate Executive for his temporary housing in New Jersey and trips to his Atlanta home. The Company shall gross-up for tax purposes the Special Temporary Living Allowance. The Company's obligation to pay Executive a Special Temporary Living Allowance shall terminate the earlier of December 31, 2002 or termination of Executive's employment with the Company.

Relocation. The Company shall pay for Executive's relocation under the terms of AT&T Relocation Plan B. The terms and conditions of AT&T Relocation Plan B shall apply, including but not limited to the requirement that Executive use a registered real estate broker approved by the relocation firm assigned to Executive. The Company shall not reimburse Executive for any relocation expense incurred after the earlier of December 31, 2002 or Executive's last date of employment with the Company. All requests for reimbursement under this paragraph 6(d) shall be submitted to the Company by the earlier of March 31, 2003 or thirty (30) days after Executive's last day of employment with the Company

Financial Counseling. The Company shall reimburse Executive for financial counseling fees paid to his personal financial counselor during his employment with the Company. Executive will not be required to use one of the three AT&T approved financial counseling firms. Fees subject to reimbursement shall include fees for individual financial counseling, preparation of federal and state income tax returns and preparation of Executive's will and other estate planning documents. The Company shall pay Executive a federal tax allowance on the reimbursed fees.

Costs Associated with this Agreement. The Company shall reimburse Executive for costs incurred by Executive for attorney review and financial counseling associated with negotiation and execution of this Agreement. The Company shall gross-up for tax purposes reimbursement to Executive under this paragraph 6(f).

Company Airplane. Executive shall have the authority to use Company-owned aircraft for business and personal travel during his employment with the Company. In the event that use by the Executive of the Company-owned aircraft during his employment results in income imputed to Executive, the Company will provide a gross-up to Executive of his compensation to offset Executive's tax obligation for imputed income resulting from this paragraph 6(g).

Special Individual Pension Arrangement. Attachment E sets forth the terms of Executive's Special Individual Pension Arrangement. Attachment E replaces the former Special Individual Pension Arrangement implemented per the Concert Offer Letter which shall no longer apply.

Impact of Company Restructuring on Restricted Stock Units, Restricted Shares, Stock Options and Performance Shares. In the event that AT&T Wireless and AT&T Broadband become independent companies from AT&T Corp. through a divestiture, sale or some similar means, all grants made under this Agreement in the form of Restricted Stock Units, Restricted Shares, Stock Options and Performance Shares based on AT&T Corp. stock shall be apportioned among AT&T Corp., AT&T Wireless and AT&T Broadband stock according to a plan which shall be developed and approved by the Company's Board of Directors and applicable to Executive and other Company executives.

Change in Control. In the event of a Change in Control of the Company, Section 11 of the AT&T 1997 Long Term Incentive Program (and any and all amendments thereto by the Company's Board of Directors) shall apply to all Stock Options, Restricted Shares, Restricted Stock Units and Performance Shares awarded to Executive under this Agreement prior to and not including January 1, 2001. All Stock Options, Restricted Shares, Restricted Stock Units and/or Performance Shares awarded after January 1, 2001 shall be governed exclusively by the Change in Control provisions contained therein. Severance payments to Executive shall be governed by the Change in Control provisions approved by the Company's Board of Directors at its October 22-23, 2000 meeting.

Confidentiality of Trade Secrets and Business Information.

Executive agrees that he will not, at any time during his employment or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company, obtained during the course of his employment, except as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or affiliate of the Company or as may be required by law, provided that, if Executive receives legal process with regard to disclosure of such information, he shall promptly notify the Company and cooperate with the Company in seeking a protective order.

Executive agrees that at the time of the termination of his employment with the Company, whether at the instance of the Executive or the Company, and regardless of the reasons therefore, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or affiliate of the Company which are in his possession, except for any documents for which the Company or any subsidiary or affiliate of the Company has given written consent to removal at the time of the termination of the Executive's employment and his personal rolodex, phone book and similar items.

Non-competition.

In consideration for payments made under this Agreement, including but not limited to paragraphs 3(a) and 3(b), Executive agrees that he will not, for a period of One (1) year after his Employment with the Company, establish a relationship with a competitor (including but not limited to an employment or consulting relationship) or engage in any activity which is in conflict with or adverse to the interest of the Company, as defined by the AT&T Non-Competition Guideline (hereinafter referred to as a "Competitive Activity"). Executive recognizes that this obligation includes, and is not limited to, an agreement that he shall not work for a competitor of AT&T Corp. as an executive, consultant, independent contractor or in any other capacity for a period of One
(1) year following the termination of his employment with the Company, regardless of whether Executive or the Company terminates the employment relationship.

In addition to Executive's obligations outlined in paragraph 10(a) of this Agreement, any and all payments (except those made from Company-sponsored tax-qualified pension or welfare plans), benefits or other entitlements to which the Executive may be eligible in accordance with the terms hereof, may be forfeited, whether or not in pay status, at the discretion of the Company, if Executive engages in Competitive Activity for a period of Two (2) years following termination of his Employment from the Company, regardless of whether Executive or the Company terminates the employment relationship. The payments, benefits and other entitlements hereunder are being made in part in consideration of the obligations of this paragraph 10 and in particular the post-employment payments, benefits and other entitlements are being made in consideration of, and dependent upon compliance with this paragraph. This paragraph shall apply notwithstanding any other provision of this Agreement; provided, however, that compensation awarded to Executive under paragraph 5 shall preclude Executive from Competitive Activity for One (1) year following the termination of his employment.

No forfeiture or cancellation shall take place under paragraph 10(b) with respect to any payments, benefits or entitlements hereunder or under any other award agreement, plan or practice unless the Company shall have first given Executive written notice of its intent to so forfeit, or cancel or pay out and Executive has not, within thirty (30) calendar days of giving such notice, ceased such unpermitted Competitive Activity, provided that the foregoing prior notice procedure shall not be required with respect to either: (i) a Competitive Activity which Executive initiated after the Company had informed the Executive in writing that it believed such Competitive activity violated this paragraph 10 or the AT&T Non-Competition Guideline; or (ii) any Competitive Activity regarding wireless local, regional or long distance telephone services or other products or services, including broadband services, which are part of a line of business which represents more than five percent (5%) of the Company's consolidated gross revenues for its most recent completed fiscal year prior to the commencement of the Competitive Activity.

Nothing in this Section 10 shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as the Executive has no active participation in the management of business of such firm, corporation or enterprise.

Nothing in this Section 10 or the Non-Competition Guideline shall preclude Executive from serving on the Board of Directors of a start-up Company ("NewCo") during the two (2) year period immediately following his last day of employment with the Company provided that no active and significant competitor of the Company is an active participant in the management of such NewCo. For purposes of this Agreement a Company shall cease being a NewCo should its annual revenue exceed 500 million dollars. Should the annual revenue of NewCo exceed 500 million dollars Executive's relationship with NewCo shall be subject to the Non Competition Guideline. Nothing in this paragraph shall be deemed to diminish or reduce the obligations of Executive not to use or disclose the Company's confidential and proprietary information.

If the restrictions stated herein are found by a court to be unreasonable, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration, to be held in New Jersey, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay the costs of the arbitrator or the mediator but not the legal fees of Executive; provided, however, that the Company shall bear all such costs if Executive prevails in such arbitration on any material issue.

Non-Interference. During Executive's employment and for a period of Two (2) years following the effective date of Executive's termination, for any reason, from the Company, Executive agrees not to directly or indirectly recruit, solicit or induce, any employees, consultants or independent contractors of the Company to terminate, alter or modify their employment or other relationship with the Company. During Executive's employment and for a period of Two (2) years following the effective date of Executive's termination, for any reason, from the Company, Executive agrees not to directly or indirectly solicit any customer or business partner of the Company or interfere with the Company's relationships with any of its customers or business partners on behalf of any enterprise that directly or indirectly competes with the Company.

Injunction. If Executive commits a breach of any of the provisions of Sections 8 through 12 or any part thereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by way of preliminary and/or permanent injunction by any court having jurisdiction, it being acknowledged and agreed by Executive and Company that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Furthermore, this Agreement is intended to protect the proprietary rights of the Company in important ways, and even the threat of any misuse of the technology or other confidential information of the Company would be irreparably harmful because of the importance of that technology and confidential information. In light of these considerations, Executive agrees that a court of competent jurisdiction should immediately enjoin any breach or threatened breach of paragraphs 8 through 12 of this Agreement, upon Company's request, and the Company is released from the requirement of posting any bond in connection with temporary or preliminary injunctive relief, to the extent permitted by law. Such right to injunctive relief shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

Company Initiated Termination of Employment or Good Reason Termination. Should the Company terminate Executive's employment without Cause or should Executive terminate his employment for Good Reason, Executive will receive a payment equivalent to payments to which other similarly situated Company executives would be entitled at the time of the termination of his employment under the terms of the Senior Officer Separation Plan. This payment shall be payable to Executive within ninety (90) days of his last day of employment with the Company. For termination by Executive for Good Reason or by the Company without Cause, Executive shall also be entitled to the following: (a) accelerated vesting of Stock Options, Restricted Shares and Restricted Stock Units in accordance with the terms under which the grants were made; (b) payment of Annual Bonus in the target amount for the year in which the termination occurs, prorated to reflect length of employment during that year; (c) outstanding Performance Shares shall continue to vest; (d) immediate vesting of the Special Deferral Account set forth in paragraph 5(c); (e) payment to Executive of any unpaid hiring bonus under paragraphs 5(c) and 5(d)(ii) of this Agreement; (f) payment of the Special Individual Pension Arrangement in accordance with its terms and reflecting the amount accrued as of the date of termination of Executive's employment; (g) coverage for himself and eligible dependents under the Senior Management Separation Medical Plan; (h) continuation of Senior Management Universal Life Insurance; and (i) financial counseling for one year, including income tax return preparation for year of termination and a federal tax allowance to Executive for the cost of the financial counseling.

Termination for Cause and Good Reason. For purposes of this Agreement, "Cause" and "Good Reason" shall be defined as follows:

                  (a) Cause shall mean: (1) conviction (including a plea of guilty or nolo contendere) of a felony or any crime or theft, dishonesty or moral turpitude; or (2) gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company; or (3) violation of AT&T's Code of Conduct.

                  (b) "Good Reason" shall mean any termination of Executive's Company employment, initiated by Executive, resulting from any of the following events without Executive's express written consent, which are not cured by the Company within twenty (20) days of Executive giving the Company written notice thereof:

                  (i) Executive's demotion to a position which is not of a rank and responsibility comparable to members of the current Operations Group or those of a successor governance body; provided, however, that the Company's decision not to continue an Operations Group shall not be Good Reason, and provided, further, that (1) changes in reporting relationships shall not, alone, constitute Good Reason, unless such change results in the Executive reporting to someone other than the Company's Chief Executive Officer (or similar office), and/or
                  (2) a reduction in the Company's budget or employee head count, without more, do not constitute Good Reason, or

                  (ii) A reduction in Executive's "Total Annual Compensation" (defined as the sum of Executive's Annual Base Salary Rate, Target Annual Incentive and "Target Annual Long Term Incentive Grants") for any calendar or fiscal year, as applicable, to an amount that is less than the Total Annual Compensation that existed in the prior calendar or fiscal year, as applicable. For purposes of this Paragraph the dollar value of the "Target Annual Long Term Incentive Grants" shall exclude the value of any special one-time or periodic long-term incentive grants, and shall be determined by valuing Performance Shares, Stock Units, Restricted Stock and stock options, Restricted Stock Units at the market share price utilized in valuing the annual Senior Management compensation structures in the materials presented to the Compensation and Employee Benefits Committee of the Company's Board of Directors ("the Committee") when authorizing such grants, and assuming 100% performance achievement if such grants include performance criteria. Stock Options and Stock Appreciation Rights will be valued by the Black-Scholes methodology (and related share price) as utilized in the materials presented to the Committee when authorizing such grants.

Termination Without Good Reason or For Cause. Should Executive leave his employment without Good Reason ("Voluntary Termination"), Executive shall receive nothing further under this Agreement except for (i) Stock Options, Performance Shares, Restricted Shares and Restricted Stock Units already vested and (ii) benefits in the then-applicable Senior Management Separation Medical Plan but only if Voluntary Termination occurs after December 31, 2002. In the event of a Voluntary Termination, Executive's Stock Options, Performance Shares, Restricted Shares and Restricted Stock Units awarded but not vested shall be cancelled. If Executive is terminated for Cause at any time during this Agreement, he shall receive nothing further from the Company as of the date of his termination and all Stock Options, Performance Shares, Restricted Shares and Restricted Stock Units vested but not exercised shall be cancelled.

Special Voluntary Termination. If Executive resigns after December 31, 2002 and, at the time of resignation, C. Michael Armstrong is no longer the Chief Executive Officer of the Company and Executive has not been appointed to the position of Chief Executive Officer ("Special Voluntary Termination"), Executive shall be entitled to the benefits set forth in paragraph 16 as well as an accelerated vesting of Stock Options, Restricted Shares and Restricted Stock Units in accordance with terms applicable to terminations under a Company force management program. Outstanding Performance Shares awarded as of the date of Executive's Special Voluntary Termination will continue to vest as if Executive was still employed by the Company.

Death and Long Term Disability.

Termination Due to Death. In the event that the Executive's employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to the following benefits: (i) vesting of the Special Individual Pension Arrangement in an amount through the date of the termination of Executive's employment and payment of the special survivor benefit according to the express terms thereunder; (ii) Annual Bonus at target level for such year prorated for the time worked in the performance year, payable in a single installment as soon as practicable following Executive's death; (iii) all outstanding options, whether or not then exercisable, shall become exercisable and shall remain exercisable in accordance with the terms of the grants applicable to death; (iv) lapse of the restrictions on Restricted Stock Units and Restricted Stock; (v) payout at target for each Performance Share cycle in which the Executive was participating at the time of his death, prorated for the amount of time worked in the applicable three year cycle; (vi) vesting of the Special Deferral Account under Paragraph 5(c); (vii) payment of any unpaid cash hiring bonus under paragraph 5(d)(ii); and (viii) financial counseling for one year including individual tax return preparation for Executive and spouse for the year of death with a federal tax allowance for the cost of the financial counseling.

Termination Due to Disability. The Company shall have the right to terminate Executive's employment due to his Disability. In the event that the Executive's employment is terminated due to his Disability, he shall be entitled to the following benefits: (i) disability benefits in accordance with a disability program then in effect for senior executives of the Company; (ii) the Special Individual Pension Arrangement shall fully vest according to its terms and based upon the amount accrued through the termination date of Executive's employment offset by any Company-provided disability benefits; (iii) Annual Bonus at target level for such year prorated for the time worked in the performance year, payable in a single installment as soon as practicable after termination due to Disability; (iv) all outstanding options, whether or not then exercisable, shall become exercisable and shall remain exercisable in accordance with the terms of the grants applicable to Disability; (v) lapse of the restrictions on Restricted Stock Units and Restricted Stock; (vi) payout at target for each Performance Share cycle in which the Executive was participating at the time of his Disability, prorated for the amount of time worked in the applicable three year cycle; (vii) vesting of the Special Deferral Account under paragraph 5(c);
(viii) payment of any unpaid cash hiring bonus under paragraph 5(d)(ii); and
(ix) financial counseling for one year including individual tax return preparation for Executive for the year of termination due to Disability, with a federal tax allowance for the cost of the financial counseling. For purposes of this paragraph 18, "Disability" shall mean the inability of Executive to perform his duties under this Agreement by reason of any physical or mental impairment that is expected to prevent Executive from performing his duties for a period exceeding twelve (12) months. Provided, however, that nothing in this paragraph or this Agreement shall prevent the Company from reassigning Executive's job duties on a temporary basis during any period in which the Executive is receiving benefits under the Company's applicable short-term disability benefits plan until the Executive returns to work full-time or is terminated due to Disability.

Loan Repayment. Upon death, disability or termination of employment, for any reason, Executive or Executive's estate must repay all outstanding loans within ninety (90) days of the last day of employment.

Membership on Boards. Executive may continue to serve on the Boards of Directors or Advisory Committees of other companies in positions held prior to the Execution Date assuming that the other company is not a competitor of the Company as determined by the Secretary of the Company's Board of Directors. Executive agrees to provide a list, as soon a practicable following the Execution Date, of such Board and Committee memberships so that the Company may make such determination.

Other Terms.

 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without regard to conflict of law rules. If any provision of this Agreement is hereafter construed to be invalid or unenforceable in any respect, the same shall not affect the remaining provisions of this Agreement, without regard to the invalid portion, and any such invalid provisions shall be reformed and construed to the extent necessary to permit their enforceability so as to reflect the intent of the parties hereto.

 Executive hereby represents and warrants that (i) Executive has the right to enter into this Agreement with the Company and to grant the rights contained in this Agreement, and (ii) the provisions of this Agreement do not violate any other contracts or agreements that the Executive has entered into with any other individual or entity.

Executive agrees that the terms of this Agreement are reasonable and properly required for the protection of the Company's legitimate business interests. If any of the covenants or provisions contained in this Agreement, or any part thereof, is hereafter construed to be invalid or unenforceable in any respect, the same shall not affect the remainder of the covenant, covenants or provisions which shall be given the maximum effect possible without regard to the invalid portions and the remainder shall then be fully enforceable.

The article headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

This Agreement may not be amended, modified, superseded or waived, except by a written instrument executed by both Parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either Party of the breach of any term or covenant contained in this Agreement whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

Duration of Terms. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment or this Agreement to the extent necessary to the intended preservation of such rights and obligations.

Acknowledgment. Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive's personal advisors, Executive's attorney and with representatives of the Company. Executive further acknowledges that the Company has not provided Executive with any legal advice regarding this Agreement.

Assignment. The Company specifically reserves the right to assign the terms of this Agreement to any successor, whether the successor is the result of any sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any form or combination thereof. No sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any form or combination thereof shall be construed as a termination of Executive's employment and will not trigger the Company's obligations under paragraphs 14, 16 or 17 of this Agreement.

Release for Severance Payments. The Company shall be required to pay Executive payments upon the termination of his employment as provided under this Agreement only if Executive executes a release upon his termination releasing the Company from any liability arising from his employment or termination thereof. This release shall include, but not be limited to, claims for breach of contract or those arising under state and federal employment statutes, including but not limited to, the Civil Rights Act of 1964, as amended ("Title VII"), and the Age Discrimination in Employment Act.

Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified mail, postage prepaid, return receipt requested or (c) delivered by overnight courier; to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:         AT&T Corp.
                           295 North Maple Avenue
                           Basking Ridge, NJ  07920

                           Attention:  Executive Vice President
                                       Human Resources

If to the Executive:       Mr. David Dorman
                           c/o AT&T Corp.
                           295 North Maple Avenue
                           Basking Ridge, NJ  07920

IN WITNESS WHEREOF, the Parties have executed this Agreement.

--------------------------                  ------------------------------------
Dated                                       David Dorman

--------------------------                  ------------------------------------
Dated                                       AT&T Corp.

                                            By:   Mirian Graddick Weir
                                                  Executive Vice President -
                                                  Human Resources

         The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of New Jersey, without regard to its conflict of laws rule.

         If you agree with the terms and conditions detailed above, please sign in the space provided below and return the executed copy to me.


                                                    Sincerely,



                                                    Mirian Graddick-Weir
                                                    Executive Vice President




-------------------------------                     ----------------------------
Acknowledged and agreed to                          Date
Charles Noski